UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 16, 2012

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 16, 2012, Leslie C. Rohrbacker resigned as Chief Human Strategy Officer of The Medicines Company (the “Company”) to pursue other interests, effective immediately. Ms. Rohrbacker had been on leave of absence from the Company since December 6, 2011. Ms. Rohrbacker was a “named executive officer” in the Company's Proxy Statement related to the Company's 2011 Annual Meeting of Stockholders.
On April 16, 2012, the Company entered into a severance agreement (the “Severance Agreement”) with Ms. Rohrbacker, pursuant to which Ms. Rohrbacker is entitled to receive the following severance benefits:

•	a lump sum payment equal to $976,032, less all applicable statutory tax withholdings and deductions;

•	for a period of one year after the resignation date, reimbursement of COBRA health insurance premiums actually paid by Ms. Rohrbacker; and

•	accelerated vesting of all stock options that Ms. Rohrbacker held immediately prior to her resignation which would have vested within one year from the resignation date.
As part of the Severance Agreement, the Company and Ms. Rohrbacker also entered into mutual releases for all claims through the effective date of the Severance Agreement. Ms. Rohrbacker remains subject to the non-compete, non-solicitation, confidentiality and related provisions of her invention and non-disclosure agreement and non-competition and non-solicitation agreement with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
THE MEDICINES COMPANY
Date:  April 20, 2012
By:    /s/ Paul M. Antinori
Paul M. Antinori
Senior Vice President and General Counsel